Exhibit 99.1

Brigham Exploration Announces Pricing of Private Offering of 9.625% Senior Notes Due 2014

          AUSTIN, Texas, April 13 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced today that it has priced a private placement of $125 million of 9.625% Senior Notes due 2014. The notes were priced at 98.629% of their face value to yield 9.875%, and will be issued pursuant to an indenture dated April 20, 2006. The notes will be fully and unconditionally guaranteed by certain of Brigham’s subsidiaries. Brigham intends to use the net proceeds from the notes offering to repay all amounts currently outstanding under its senior and subordinated credit agreement, and to fund exploration and development activities and for general corporate purposes. With the completion of the notes offering, Brigham will terminate its subordinated credit agreement.

          The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The notes will be eligible for resale under Rule 144A. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

          This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact: John Turner, Director of Finance & Business Development
                    (512) 427-3300

SOURCE  Brigham Exploration Company
                  -0-                                        04/13/2006
          /CONTACT:  John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /